NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 14, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 31, 2023, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The plan of arrangement between Yamana Gold Inc.and Pan American Silver Corp. and Agnico Eagle Limited became effective on March 31, 2023. Each common share of Yamana Gold Inc. was exchanged for .0376 of an Agnico Eagle Mines Limited Common Share and 0.1598 of a Pan American Silver Corp. Common Share and USD 1.0406 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on April 03, 2023.